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Exhibit 5.1

[Letterhead of Debevoise & Plimpton LLP]

September 23, 2014

Envision Healthcare Holdings, Inc.
6200 S. Syracuse Way
Suite 200
Greenwood Village, Colorado 80111

Registration Statement on Form S-3
 of Envision Healthcare Holdings, Inc.

Ladies and Gentlemen:

        We have acted as special counsel to Envision Healthcare Holdings, Inc., a Delaware corporation (the "Company"), in connection with the filing on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (the "Registration Statement"), including a base prospectus (the "Prospectus"), which provides that it will be supplemented by one or more prospectus supplements, relating to the offer and sale from time to time of shares of the Company's Common Stock, par value $0.01 per share, by certain selling stockholders of the Company (the "Shares"). Certain of the Shares (the "Option Shares") may be issued upon the exercise of outstanding vested options (the "Options") in accordance with the terms of such Options.

        In rendering the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

        Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that (i) as of the date hereof, the Shares have been duly authorized and, in the case of Shares other than the Option Shares, are validly issued, fully paid and non-assessable and (ii) the Option Shares, upon exercise of the Options in accordance with their terms, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

        We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law as currently in effect.

Very truly yours,
/s/ Debevoise & Plimpton LLP

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  Exhibit 5.1